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[OMNI ENERGY SERVICES CORP. LOGO]         NEWS RELEASE              Nasdaq: OMNI

   4500 NE Evangeline Thwy - Carencro, LA 70520 - Phone - 337-896-6664 - Fax
                                  337-896-6655

FOR IMMEDIATE RELEASE                                                  NO. 05-16

FOR MORE INFORMATION CONTACT:
G. Darcy Klug, Executive Vice President (337) 896-6664

               OMNI ISSUES SERIES C 9% CONVERTIBLE PREFERRED STOCK

                   $3.5 million issued; $5 million subscribed

      CARENCRO, LA - MAY 18, 2005 - OMNI ENERGY SERVICES CORP. (NASDAQ NM: OMNI) announced today that in connection with the previously announced $65 million of new senior credit facilities, it has entered into a Securities Purchase Agreement, dated as of May 17, 2005, with certain of the Company's current stockholders and executive officers (collectively the "Series C Investors") for the issuance of up to $5 million of Series C 9% Convertible Preferred Stock (the "Series C Preferred Stock"). The Series C Investors are led by Dennis Sciotto, who currently owns approximately 1,040,000 shares of the Company's common stock. Further, as a condition to entering into the Securities Purchase Agreement, Dennis Sciotto required the 10% participation in the Series C Preferred Stock by the Company's executive officers.

      The Series C Preferred Stock has a liquidation value of $1,000 per share plus accrued and unpaid dividends and is convertible at the conversion price of $1.95 per share. In connection with the issuance of the Series C Preferred Stock, the Company also agreed to issue warrants representing the right to purchase up to 6,550,000 shares of the Company's common stock with exercise prices, subject to adjustments as provided therein, ranging from $1.95 per share to $3.50 per share (premiums to bid prices at the date of closing ranging from 20% to 120%). The warrants may be exercised at any time from one day after their issuance and until the fifth anniversary of their issuance.

      The transactions contemplated by the Securities Purchase Agreement close in two tranches. On May 17, 2005, the closing date of the first tranche, the Company issued an aggregate of 3,500 shares of Series C Preferred Stock and warrants to acquire 4,585,000 shares of the Company's common stock, in exchange for $3,500,000. Subject to the terms and conditions set forth in the Securities Purchase Agreement, the second tranche is scheduled to close on August 15, 2005, at which time the remainder of the Series C Preferred Stock and warrants will be issued.

      The terms and conditions of the Series C 9% Convertible Preferred Stock was determined by arms length negotiations between the parties and a fairness opinion thereon was issued by an independent third party.

      Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and through its aviation division, transportations services to oil and gas companies operating in the shallow, offshore waters of the Gulf of Mexico. The company provides its services through several business divisions: Seismic Drilling (including drilling, survey and permitting services), Aviation Transportation (including helicopter support) and Environmental Services. OMNI's services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

      Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks associated with OMNI's ability to complete the previously announced $65 million new senior credit facilities, dependence on activity in the oil and gas industry, labor shortages, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, completion of strategic transactions under consideration by OMNI and other risks detailed in the Company's filings with the Securities and Exchange Commission. No assurance can be given that the financing discussed herein will be completed.